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SFBC International Elects to Phase Out Operations in Florida

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Company Will Continue to Deliver Early Through Late Phase

Clinical Development Services Worldwide

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Phase-Out to Improve Future Financial Performance of the Company

PRINCETON, NJ, May 17, 2006 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today announced that it plans to cease all of its operations in Florida, including its Miami and Ft. Myers facilities. In addition, the Company announced today that the Miami-Dade County Unsafe Structures Board failed to issue an extension for reviewing the plans submitted by the Company related to its planned structural improvements to the Miami facility.

“SFBC International remains dedicated to providing the highest-quality, early and late phase clinical trial testing services to our clients,” said Jeffrey P. McMullen, president and chief executive officer of SFBC International. “The recent decision by the Unsafe Structures Board will further hinder our ability to restore profitability at our Miami operation, resulting in an acceleration of our review and decision to discontinue the operations of this part of the Company. We will work closely with our clients to plan for an orderly completion of ongoing studies at these locations. Planned Phase I studies at Florida facilities will be directed where possible to our clinics in Quebec City, Montreal and, when completed later this year, in our new Toronto facility. When the various options were evaluated, it became evident that taking immediate, decisive action by shutting down our Florida operations would result in greater long-term value for our shareholders and clients. Removing the burden of the losses from the Florida operations as well as the previously estimated remediation costs for the facility in Miami, will enable us to dedicate our financial resources as well as our executive committee’s time to ensure the reputation and performance for the overall Company.”

“We are withdrawing the guidance that we have provided for our 2006 financial results until we can provide updated guidance, including an estimate of the loss from discontinued operations,” stated David Natan, vice president and chief financial officer of SFBC International. “While the Florida operations were expected to account for approximately 10% of revenue in 2006, the losses from these operations were previously expected to impact our earnings from operations by approximately $7.5 million - $9.0 million in 2006.”

Mr. McMullen concluded, “Decisions like this are not made without extensive review and careful consideration of all factors. We know that this decision will greatly impact our employees in Florida who have been valued members of the Company.”

The Miami-Dade County Unsafe Structures Board gave the Company 60 days from May 17, 2006, to file for a permit to demolish the Miami facility. However, the Company intends to appeal this ruling to the Florida courts and potentially file an injunction to stay these proceedings to facilitate an orderly shut down of operations and complete the transition of any studies to its Canadian facilities, where possible.

About SFBC International, Inc.

SFBC International, Inc. is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. SFBC has more than 35 offices, facilities and laboratories with approximately 2,500 employees strategically located throughout the world. For more information, visit SFBC’s website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to the leveraging the strong reputation of the Company’s subsidiaries, the estimated impairment charge, estimated stock option expense, and 2006 guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, whether adverse publicity relating to SFBC’s Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of SFBC’s business; SFBC’s ability to resolve open issues relating to its Miami property including whether it can change the hospital-type classification and successfully appeal and/or enjoin the Miami-Dade County Unsafe Structures Board ruling, whether a building permit will be issued, whether it can complete its remediation plan on a timely basis and within reasonable cost parameters, whether SFBC will prevail in the pending land lease litigation and whether it will be able to relocate its Miami business; continued adverse publicity related to actions of the United States Senate Finance Committee; developments with respect to the SEC’s inquiry and securities class action lawsuits and derivative lawsuits; SFBC’s assessment of its current FDA inspections; SFBC’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; the Miami subsidiary’s continued ability to recruit participants for clinical trials; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC’s ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC’s ability to retain and recruit new employees; SFBC’s clients’ ability to provide the drugs and medical devices used in its clinical trials; SFBC’s future stock price; SFBC’s financial guidance; and the national and international economic climate as it affects drug development operations. Further information can be found in SFBC’s risk factors contained in its Form 10-K filed with the SEC in 2006 and other filings with the Securities and Exchange Commission.

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